Monarch Casino Reports 2008 Fourth Quarter and Full-Year Results

RENO, NV -- (Marketwire - February 26, 2009) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced fourth quarter and full-year results for the quarter and year ended December 31, 2008.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2008

The Company reported fourth quarter net revenue of $33.0 million, 10.6% lower than the $36.9 million reported for the comparative quarter in 2007. The Company announced quarterly income from operations of $959 thousand, EBITDA(1) of $4.5 million and diluted EPS of $0.03 which represent decreases of 83.0%, 41.7% and 85.7%, respectively, when compared to the prior year's fourth quarter.

Casino operating expense was approximately $313 thousand higher than the prior year's fourth quarter primarily due to the cost of increased complimentary food, beverages and other services provided to casino patrons. Operating expense in the 'food and beverage' and 'hotel' operating units was lower than that reported in the fourth quarter of 2007 by approximately $393 thousand and $119 thousand, respectively, due primarily to lower direct costs from the lower revenue combined with the impact of various cost reduction programs. Finally, selling, general and administrative expense decreased by approximately $474 thousand due primarily to lower legal, payroll and benefits expense. Depreciation expense increased by approximately $1.5 million, or 73.8%, due to the completion of the Company's previously announced expansion, remodel and Atlantis Convention Center Skybridge capital projects during the third and fourth quarters of 2008.

During the fourth quarter, the Company drew the remainder of the $50 million credit facility it had in place at that time. The additional credit line draws were used to pay for the expansion, remodel and skybridge capital projects. The resultant interest expense recognized during the current quarter was approximately $456 thousand. As previously announced, on January 20, 2009, the Company amended its $50 million credit facility by increasing the maximum available balance to $60 million and extended the maturity date to January 20, 2012.

The Company used its invested cash reserves during the second quarter of 2007 for the capital projects and share repurchases. This decrease in invested cash reserves resulted in a decrease in interest income from approximately $543 thousand reported in the fourth quarter of 2008 to approximately $37 thousand in the current quarter. Current quarter interest income represents interest earned on a note receivable.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 2008

For the year, the Company reported net revenue of $141.4 million, an 11.6% decrease compared to its 2007 net revenue. The Company announced income from operations of $14.7 million, EBITDA(1) of $24.6 million and diluted EPS of $0.56 which represent decreases of 58.9%, 43.9% and 55.9%, respectively.

Casino operating expense increased $1.4 million, or 3.8%, over the prior year due primarily to the cost of increased complimentary food, beverages and other services provided to casino patrons. Lower direct costs resulting from the lower revenue volumes combined with the impact of various cost reduction programs drove decreases in the operating expenses of the Company's 'food and beverage', 'hotel' and 'other' revenue centers by approximately $1.1 million, $478 thousand and $196 thousand, respectively. The Company reported a $1.2 million, or 2.4%, increase in selling, general and administrative expenses over the prior year due primarily to higher marketing, promotional and bad debt expense partially offset by lower legal, payroll and benefits expense. Depreciation expense increased by $1.8 million, or 21.6%, due to the completion of the Company's previously announced expansion, remodel and Atlantis Convention Center Skybridge capital projects during the third and fourth quarters of 2008.

Interest income decreased to approximately $371 thousand in 2008 from $1.9 million in 2007 due to the decrease in invested cash reserves described above. Interest expense increased from approximately $152 thousand in 2007 to approximately $539 thousand in 2008 due to the increased borrowings under the Company's credit facility.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "These financial results reflect the effects of the challenging operating environment that began in the fourth quarter of 2007. The recession that began then has deepened throughout 2008. Other factors negatively impacting our financial results in 2008 include disruption from construction related to our expansion, remodel and skybridge capital projects, response to aggressive discount programs by our competitors and the ongoing expense of the previously disclosed Kerzner litigation. We anticipate that downward pressure on profits will persist as long as we continue to experience the adverse effects of these factors."

Mr. Farahi added: "While 2008 was a difficult year, we are excited about the completion of several capital projects we have been working on over the prior eighteen months which we believe will contribute substantially to the Company's continued competitive success. We expanded the casino, doubled the size of our meeting space, constructed a skybridge that connects the Atlantis directly to the Reno Sparks Convention Center, remodeled much of the pre-expansion facilities, and in January of 2009, opened our new spa. With these improvements, the Atlantis is one of the finest facilities, if not the finest, in the northern Nevada market."

In July of 2008, the Company completed and opened several new phases of its expansion project including over 10,000 square feet, or approximately 20%, of new casino space comprised of a significantly upgraded and expanded race and sports book, an enlarged and upgraded poker room and additional general gaming space. The first floor expansion also included the opening of the new "Manhattan Deli," a New York deli-style restaurant. The expanded facilities on the second floor include approximately 27,000 square feet of new ballroom and convention space incorporating fresh, new, upscale design and equipped with state-of-the-art audio-visual technology.

In November 2008, the Company completed and opened the Atlantis Convention Center Skybridge providing guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center. Next, in January 2009, the Company opened the final phase of the expansion project, the new Spa Atlantis featuring an atmosphere, amenities and treatments that are unique from any other offering in the Company's market. Finally, while working on all of the above, many of the pre-expansion areas of the Atlantis were remodeled to be consistent with the upgraded look and feel of the new facilities.

The Company announced that its 2009 Annual Meeting of Stockholders will be held on Friday, May 22, 2009 at 10am local time at the Company's Atlantis Casino Resort Spa, 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is Friday, April 3, 2009.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, (iii) ongoing expansion and upgrade plans, and (iv) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at monarchcasino.com.

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

                       Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income

                        Three Months Ended          Twelve Months Ended
                           December 31,                December 31,
                    --------------------------  --------------------------
                        2008          2007          2008          2007
                    ------------  ------------  ------------  ------------
                    (UNAUDITED)   (UNAUDITED)
Revenues
  Casino            $ 23,862,676  $ 25,746,126  $100,904,355  $110,259,104
  Food and beverage    9,574,310    10,280,029    39,465,734    42,364,225
  Hotel                4,593,528     6,028,171    22,270,776    27,885,858
  Other                1,352,091     1,162,564     4,951,006     4,866,536
                    ------------  ------------  ------------  ------------
    Gross revenues    39,382,605    43,216,890   167,591,871   185,375,723
Less promotional
 allowances           (6,417,493)   (6,326,726)  (26,222,402)  (25,519,352)
                    ------------  ------------  ------------  ------------
    Net revenues      32,965,112    36,890,164   141,369,469   159,856,371
                    ------------  ------------  ------------  ------------
Operating expenses
  Casino               9,270,526     8,957,261    37,275,786    35,927,672
  Food and beverage    4,673,193     5,065,900    19,186,872    20,283,267
  Hotel                1,822,323     1,940,872     7,879,234     8,357,541
  Other                  290,991       358,437     1,289,489     1,485,550
  Selling, general
   and
   administrative     12,446,504    12,920,530    51,160,484    49,976,753
  Depreciation and
   amortization        3,502,955     2,015,286     9,891,803     8,137,886
                    ------------  ------------  ------------  ------------
    Total operating
     expenses         32,006,492    31,258,286   126,683,668   124,168,669
                    ------------  ------------  ------------  ------------
    Income from
     operations          958,620     5,631,878    14,685,801    35,687,702
                    ------------  ------------  ------------  ------------
Other (expense)
 income
  Interest income         36,943       542,567       370,632     1,928,450
  Interest expense,
   net                  (455,703)            -      (538,684)     (152,274)
                    ------------  ------------  ------------  ------------
    Total other
     (expense)
     income             (418,760)      542,567      (168,052)    1,776,176
                    ------------  ------------  ------------  ------------
    Income before
     income taxes        539,860     6,174,445    14,517,749    37,463,878
Provision for
 income taxes           (129,521)   (2,123,660)   (4,976,781)  (12,983,660)
                    ------------  ------------  ------------  ------------
    Net income      $    410,339  $  4,050,785  $  9,540,968  $ 24,480,218
                    ============  ============  ============  ============

Earnings per share
 of common stock
  Net income
    Basic           $       0.03  $       0.21  $       0.56  $       1.28
    Diluted         $       0.03  $       0.21  $       0.56  $       1.27

Weighted average
 number of common
 shares and potential
 common shares
 outstanding
    Basic             16,122,048    18,990,032    16,957,692    19,057,583
    Diluted           16,146,209    19,260,561    17,017,859    19,329,131

                      Monarch Casino & Resort, Inc.
                  Condensed Consolidated Balance Sheets

                                              December 31,   December 31,
                                              -------------  -------------
                                                  2008           2007
                                              -------------  -------------
                      ASSETS
Current assets
  Cash and cash equivalents                   $  11,756,900  $  38,835,820
  Receivables, net                                3,344,441      4,134,099
  Federal income tax refund receivable                    -        998,123
  Inventories                                     1,564,347      1,496,046
  Prepaid expenses                                2,851,872      3,144,374
  Deferred income taxes                             429,300      1,084,284
                                              -------------  -------------
    Total current assets                         19,946,860     49,692,746
                                              -------------  -------------
Property and equipment
  Land                                           12,162,522     10,339,530
  Land improvements                               3,511,484      3,166,107
  Buildings                                     133,332,232     78,955,538
  Building improvements                          10,435,062     10,435,062
  Furniture and equipment                        96,767,076     72,511,165
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                257,555,341    176,754,367
  Less accumulated depreciation and
   amortization                                (101,825,190)   (92,215,149)
                                              -------------  -------------
                                                155,730,151     84,539,218
Construction in progress                          4,026,536     17,236,062
                                              -------------  -------------
    Net property and equipment                  159,756,687    101,775,280
Other assets, net                                 2,797,949      2,817,842
                                              -------------  -------------
  Total assets                                $ 182,501,496  $ 154,285,868
                                              =============  =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $   2,500,000  $           -
  Accounts payable                               10,213,418     10,840,318
  Construction payable                            5,404,372      1,971,022
  Accrued expenses                                8,940,110      9,230,157
  Federal income taxes payable                      233,736              -
                                              -------------  -------------
    Total current liabilities                    27,291,636     22,041,497
                                              -------------  -------------
Long-term debt, less current maturities          47,500,000              -
Deferred income taxes                             2,115,371      2,825,433
                                              -------------  -------------
    Total Liabilities                            76,907,007     24,866,930
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,122,048 outstanding at 12/31/08
   18,566,540 outstanding at 12/31/07               190,963        190,963
  Additional paid-in capital                     28,051,009     25,741,972
  Treasury stock, 2,974,252 shares at
   12/31/08 529,760 shares at 12/31/07,
   at cost                                      (48,943,359)   (13,268,905)
  Retained earnings                             126,295,876    116,754,908
                                              -------------  -------------
    Total stockholders' equity                  105,594,489    129,418,938
                                              -------------  -------------
    Total liability and stockholder's equity  $ 182,501,496  $ 154,285,868
                                              =============  =============

                     Monarch Casino & Resort, Inc.
                Reconciliation of Net Income to EBITDA (1)
                                Unaudited

                        Three Months Ended          Twelve Months Ended
                           December 31,                December 31,
                    --------------------------  --------------------------
                        2008          2007          2008          2007
                    ------------  ------------  ------------  ------------
Net Income          $    410,339  $  4,050,785  $  9,540,968  $ 24,480,218
Adjustments
  Provision for
   income taxes          129,521     2,123,660     4,976,781    12,983,660
  Interest expense       455,703             -       538,684       152,274
  Depreciation &
   amortization        3,502,955     2,015,286     9,891,803     8,137,886
  Interest income        (36,943)     (542,567)     (370,632)   (1,928,450)
                    ------------  ------------  ------------  ------------
EBITDA (1)          $  4,461,575  $  7,647,164  $ 24,577,604  $ 43,825,588
                    ============  ============  ============  ============

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.
    EBITDA should not be construed as an alternative to operating income
    (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
 RRowan@monarchcasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@monarchcasino.com